Exhibit 1.1

CORPORATE BYLAW

NOC 000100

Consolidated by the 172nd Extraordinary Shareholders’ Meeting of April 18, 2008 and updated according to amendments approved by the 175th (March 13, 2009) and 178th (April 27, 2010) Extraordinary Shareholders’ Meetings.

Registration as Corporate Taxpayer (CNPJ): 76.483.817/0001-20
State Registration: 10.146.326-50
Commercial Registry Number: 41300036535
Brazilian SEC Registration: 1431-1
US SEC Registration (ordinary shares): 20441B308
US SEC Registration (preferred, class B): 20441B407
Spanish SEC Registration (Latibex, preferred, class B): 29922
Rua Coronel Dulcídio, 800
Curitiba - Paraná - Brazil
CEP: 80420-170
e-mail: copel@copel.com
Web site: http://www.copel.com
Phone: (55-41) 3322-3535
Fax: (55-41) 3331-4145

CONTENTS

CHAPTER I	NAME, HEAD OFFICE, OBJECTS, AND LIFE TERM		03
CHAPTER II	EQUITY AND SHARES		03
CHAPTER III	MANAGEMENT OF THE COMPANY		04
	Section I		04
	Section II	THE BOARD OF DIRECTORS	04
	Section III	THE BOARD OF OFFICERS	06
	Section IV	COMMON RULES APPLICABLE TO
		MEMBERS OF THE BOARD OF
		DIRECTORS AND TO OFFICERS	10
CHAPTER IV	THE AUDIT COMMITTEE		10
CHAPTER V	THE SHAREHOLDERS MEETING		10
CHAPTER VI	THE FINANCIAL YEAR		11
CHAPTER VII	GENERAL AND TRANSITIONAL PROVISIONS		11

Appendixes:

I	AMENDMENTS TO THE BYLAW	12
II	CHANGES IN THE CAPITAL STOCK	13
III	STATE LEGISLATION (LAWS 1,384/53, 7,227/79 and 11,740/97)	16
IV	STATE LEGISLATION (DECREE No. 14,947/54)	17
V	FEDERAL LEGISLATION (DECREE No. 37,399/55)	18

ABBREVIATIONS USED

SM -	Shareholder Meeting
ASM -	Annual Shareholders Meeting
SSM -	Extraordinary Shareholders Meeting
C.R.S.P.-	Commercial Registry of the State of Paraná
ONS PR -	Official Newspaper of the State of Paraná
ONU -	Official Newspaper of the Union
All-numeral date expressions are in the month-day-year format, e.g., 10.01.1960: October first, 1960.

Note:     the original text was filed at the Commercial Registry of the State of Paraná - C.R.S.P. under number 17,340, on June 16, 1955 and published in the Official Newspaper of the State of Paraná - ONS PR of June 25, 1955.

Chapter I - Name, Head Office, Objects, and Life Term

Article 1    Companhia Paranaense de Energia, abbreviated COPEL, is a mixed-capital company, publicly held ("open company"), with the following objects:

a)   researching and studying, technically and economically, any sources of energy;

b)   researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;

c)   studying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources;

d)   providing information and technical assistance concerning the rational use of energy by business undertakings with the aim of implementing and developing economic activities deemed relevant for the development of the State;

e)   implementing electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company and the State of Paraná, being for such aims and for the aims set forth in “b” and “c” above authorized to join consortia or concerns with private companies, holding either major or minor stakes in them.

Sole Paragraph     For the performance of the activities referred to in this article, the Company may participate in other concerns, in compliance with the applicable laws.

Article 2    The Company has its head office and domicile in the city of Curitiba, at Rua Coronel Dulcídio no. 800, and it may, upon decision by the Executive Board, open or close branches, agencies or offices in that city or wherever required, either within the national territory or abroad.

Article 3    The Company is incorporated for an unlimited period of time.

Chapter II - Equity and Shares

Article 4     Underwritten paid up capital is R$ 6,910,000,000.00 (six billion, nine hundred and ten million reais) represented by 273,655,375 (two hundred and seventy-three million, six hundred and fifty-five thousand and three hundred and seventy-five) shares, with no par value, composed of 145,031,080 (one hundred and forty-five million, thirty-one thousand and eighty) ordinary shares, and 128,624,295 (one hundred and twenty-eight million, six hundred and twenty-four thousand and two hundred and ninety-five) preferred shares, of which 394,792 (three hundred and ninety-four thousand and seven hundred and ninety-two) are class “A” shares, and 128,229,503 (one hundred and twenty-eight million, two hundred and twenty-nine thousand and five hundred and three) are class “B” shares.

Paragraph 1     Upon approval by the Board of Directors, the capital stock may be increased, irrespective of any amendment to the Bylaw, up to the limit of 500,000,000 (five hundred million) shares.

Paragraph 2     The capital stock may be increased upon issuance of class “B” preferred shares, regardless of any proportional relation to the existing share classes or ordinary shares, up to the limit provided for in Law no. 6,404/76, paragraph 2, article 15.

Paragraph 3     The Company may issue shares, underwriting bonuses, debentures, or any other securities, up to the limit of the authorized capital stock, without right of first refusal, as provided for in Law no. 6,404/76 (article 172).

Paragraph 4     Debentures may be simple or convertible into shares, pursuant to article 57 of Law no. 6,404/76.

Article 5      All the shares shall be registered.

Article 6      The preferred shares shall be of classes “A” and “B” and shall carry no voting rights.

Paragraph 1     The class “A” preferred shares shall have priority in the distribution of a minimum annual dividend of ten per cent, to be equally allotted among them, such dividends being determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year.

Paragraph 2     The class “B” preferred shares shall have priority in the distribution of a minimum annual dividend, to be equally allotted among them, in the amount of 25% of the net profit duly adjusted, as provided for in article 202 and its paragraphs of Law no. 6,404/76, and determined upon the paid-in capital proper to such share type and class on December 31 of the previous fiscal year.

Paragraph 3     The dividends awarded pursuant to paragraph 2 to class “B” preferred shares shall have priority of distribution only in relation to ordinary shares and shall be paid from the remaining profits after the dividends of the class “A” preferred shares have been distributed.

Paragraph 4     The dividends to be paid per preferred share, independently of its class, shall be at least 10% (ten per cent) higher than the dividends to be paid per common shares, as defined in sub-section II of paragraph 1 of article 17 of Law no. 6404/76, with the amendments introduced by Law no. 10303, of October 31, 2001.

Paragraph 5     The preferred shares shall acquire voting rights if, for 3 (three) consecutive fiscal years, those shares are not granted the minimum dividends to which they are entitled, as set forth in paragraphs 1, 2 and 3 of this article, as defined in paragraph 4.

Article 7      The Company may issue multiple share certificates and certificates which temporarily represent them. At the option of the shareholder, individual share certificates may be replaced by multiple share certificates and the latter may be converted into the former at any time, provided the expenses incurred are paid by whoever requests the conversion.

Paragraph 1     The class “A” preferred shares may be converted into class “B” preferred shares, the conversion of the latter into the former not being permitted. No conversion of preferred shares into ordinary shares shall be permitted, and vice versa.

Paragraph 2     Upon approval by the Board of Directors, the Company may implement a book share system and such shares shall be kept in deposit accounts at an authorized financial institution.

Paragraph 3     Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission ("CVM").

Article 8      At the Annual Shareholders Meeting each ordinary share shall carry the right to one vote.

Chapter III - Management of the Company

Section I

Article 9      The management of the Company shall be entrusted to the Board of Directors and to the Executive Board.

Article 10    The Company representation shall be vested exclusively in the Executive Board.

Section II - The Board of Directors

Article 11    The Board of Directors shall consist of seven or nine members, Brazilians, shareholders, all residing in the country, and elected at an Annual Shareholders Meeting. Two State secretaries and the Chief Executive Officer of the Company may be members of the Board of Directors.

Paragraph 1     A Company employee appointed by his or her peers shall necessarily be a member of the Board of Directors in compliance with applicable State legislation.

Paragraph 2     The term of office of the members of the Board of Directors shall be of two years, reelection being permitted.

Paragraph 3     The Audit Committee of the Company shall be composed of a minimum of three members of the Board of Directors and shall be ruled by a specific set of regulations.

Article 12    The chairman of the Board of Directors shall be appointed by the controlling shareholder. Should his or her absence or any impediment occur, he or she shall be replaced by a Board member appointed by his or her peers.

Article 13    In the event of a resignation or vacancy in a position of the Board of Directors, a replacement shall be appointed by the remaining Board members and shall serve until a Shareholders Meeting is held to fill the vacant position.

Article 14    The Board of Directors shall hold an ordinary meeting once every three months. Extraordinary meetings shall be convened whenever necessary. Both ordinary and extraordinary meetings shall be called by the Board president by letter, telegram, fax or e-mail, with a minimum 72-hour notice. The Board of Directors shall operate with the presence of the simple majority of its members.

Article 15    The Board of Directors shall:

I        lay down the overall strategy for the Company business;

II       elect, discharge, accept resignations, and replace Company officers, as well as prescribe their duties, in accordance with the provisions in this Bylaw;

III      approve the appointments of the Executive Board, as provided by Article 20, sub-section XIII of this Bylaw.

IV      oversee the officers' performance, examine books, documents, and obligations of the
Company in compliance with the law;

V       call Shareholders’ Meetings, either by its chairman or the executive secretary;

VI      oversee, approve and revise the annual internal auditing work plans for the Company’s business and management processes;

VII    give its opinion on the reports of the management and on the accounts rendered by the
Executive Board;

VIII   authorize any issue of shares and approve any new share subscription, as provided for in article 4, paragraph 2, as well as set forth all the requirements for the issue;

IX      set down criteria for the transfer and/or loan for use of permanent assets, the creation of charges in rem and guarantees for liabilities whenever the amount of the operation exceeds two per cent of the Company’s net worth. A report issued by the Executive Board shall be presented to the Board of Directors whenever the amount of these  operations reaches five per cent, as defined in article 20, item IX of this Bylaw;

X       select and discharge independent auditors;

XI      deliberate on other affairs submitted to them by the Executive Board or required by the Shareholders’ Meeting;

XII    set down criteria for the Company's participation as a shareholder in other companies, that participation being submitted to the Shareholders' Meeting whenever required, as well as regulate the issues concerning such participation;

XIII   deliberate on the framework of companies in which the Company holds shares;

XIV   deliberate on the termination of the Company's participation as a shareholder in other companies;

XV    organize secretary services necessary to support its activities, which will also cooperate with the Fiscal Committee, upon its request, and by its Chairman, indicate and require company’s employees to take charge of such services.

Sole paragraph     The minutes of the Board of Directors’ meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards.

Article 16    It is incumbent upon the chairman of the Board of Directors to grant leave of absence to its members, to preside over meetings, to set work directives, and to hold the casting vote, besides his or her own. The chairman's leaves of absence shall be granted by the Board.

Section III - The executive Board

Article 17    The Company shall have an Executive Board with executive duties and it shall be composed of  eight members, who may or may not be shareholders, all residing in the country, Brazilians or a majority of Brazilians, who shall be elected by the Board of Directors for a three-year term, reelection being permitted. The chief officers shall be:

•            a Chief Executive Officer;

•            a Chief Administration Officer;

•            a Chief Financial, Investor Relations and Control of Holdings Officer;

•            a Chief Legal Officer;

•            a Chief Distribution Officer;

•            a Chief Engineering Officer;

•            a Chief Power Generation & Transmission and Telecommunications Officer; and

•            a Chief Environment & Corporate Citizenship Officer.

Article 18    In case of temporary impediment or leave of absence of any officer, the Chief Executive Officer may appoint another officer to replace him or her.

Article 19    Should decease, resignation, or permanent impediment of any officer occur, the Board of Directors shall elect within thirty days after the event a replacement who shall serve for the remainder of the term of office. The Executive Board may appoint a temporary replacement until the election is held. Nevertheless, the election may be dispensed with if the vacancy occurs in a year in which the Executive Board’s term of office should expire.

Article 20    The duties of the Executive Board are prescribed as follows:

I        managing all Company businesses vested in the powers granted to them by the law and by this Bylaw. The Company shall be bound by the joint signature of two officers, one of which shall be the chief executive officer;

II       setting down regulations for the internal operations of the Company;

III      resolving on policies concerning the operations and businesses of the Company, after consultation to the Board of Directors, if necessary;

IV      deliberating on the creation and extinction of offices or jobs, as well as establishing wages and setting out the Company’s personnel regulations;

V       sharing and investing profit ascertained in compliance with this Bylaws;

VI      carrying out the Company’s Bylaw and directives put forth by the Shareholders’ Meeting and by the Board of Directors;

VII    deliberating on all extraordinary matters and on clashes of interests among the company’s chief offices;

VIII   deciding on all corporate businesses that are not subject to approval by the Shareholders’ Meeting or by the Board of Directors;

IX      advising the Board of Directors on acquisition of properties, transfer and loan for use of Company's assets, creation of charges in rem, or guarantees for liabilities in operations exceeding two per cent of the Company’s net worth; deliberating on those which are under that limit; and issuing a report to the Board of Directors and the Fiscal Committee whenever the amount of such operations reaches five per cent;

X       being represented at the Annual Shareholders’ Meeting by its Chief Executive Officer or another officer appointed by the former;

XI      granting leave of absence to its members;

XII    negotiating and signing management documents with companies referred to in paragraph 6 of this article, being allowed to delegate responsibilities to the respective managers, as provided for in the corresponding Bylaws;

XIII   appointing executive officers and fiscal committee members of the companies referred to in paragraph 6 and in any other companies in which the Company or its wholly-owned subsidiaries may hold or come to hold a stake;

XIV   deliberating on the Company's participation in new undertakings, bids and on the exploration of energy in any of its forms, and submitting the matters for approval of the Board of Directors as found necessary according to the provisions established in article 15, item XII of this Bylaw.

Paragraph 1     The duties referred to in articles 21 to 28 of this Bylaw may be expanded by the Board of Directors, by the Chief Executive Officer of the Company, or by rules passed at a meeting of the Executive Board.

Paragraph 2     Each officer may represent the Company by signing agreements, granting loans for use, renting and purchasing goods and services, provided that such acts are in compliance with internal regulations approved by the Executive Board. For the performance of those acts, the Company may appoint delegates from its staff.

Paragraph 3     The Company may appoint attorneys with clearly defined powers for specific acts and operations, and also attorneys "ad negotia" to sign any documents of corporate responsibility, provided the period of their appointment is specified in the document of appointment.

Paragraph 4     Notwithstanding the provisions in article 21, item IV, of this Bylaw, the Company may also be represented in court by personal deposition of a lawyer or by an employee appointed by the Chief Executive Officer.

Paragraph 5     The resolutions of the Executive Board shall be passed by a majority of votes. Should the Chief Executive Officer dissent from any decision, he or she may stay the effects of such decision and call a meeting of the Board of Directors within five days to rule on the matter.

Paragraph 6     Activities related to the creation of products and services, in connection with the objects of the Company and under the Executive Board responsibility, shall be performed by companies in which Copel holds a stake, their duties being:

a)  planning, organizing, coordinating, commanding and controlling the Company’s business under their responsibility;

b)      meeting technical, marketing and return targets agreed upon with the
Executive Board through the use of management tools;

c)  abiding by the Company’s policies, mainly those governing internal corporate management and technical, financial and accounting procedures, as well as by the requirements set forth in the related management documents.

Article 21    The Chief Executive Officer shall be responsible for:

I        directing and coordinating the work of the executive officers;

II       overseeing and running all the Company’s businesses;

III      hiring, transferring, promoting, taking disciplinary actions against or discharging employees, and granting them leave of absence in compliance with legal provisions, delegation of those functions being permitted;

IV      representing the Company either as plaintiff or defendant in a court of law or wherever it might be required, and in its relations with third parties. For the performance of such acts attorneys or delegates may be appointed;

V       signing all documents which entail corporate liabilities in accordance with the provisions of article 20, I, and paragraph 2;

VI      submitting the annual report on the Company's activities to the Annual Shareholders’ Meeting accompanied by the opinion of the Board of Directors;

VII    carrying out the functions of executive secretary of the Board of Directors when not presiding over it;

VIII   coordinating the political and institutional relations of the Company with governmental and private bodies;

IX      providing the necessary resources for the carrying out of the internal auditing activities;

X       managing and coordinating activities related to the integrated corporate planning and management of the corporate performance as well as to the Company’s marketing and strategic policies, global communications, ombudsman’s activities, corporate governance and the recording of corporate events and official communications of the chief officers.

Article 22    The Chief Administration Officer shall be responsible for:

I        managing the activities and coordinating the matters related to the Company’s:

•         human resources;

•         policies and guidelines for the logistics of the Company’s services and supplies;

•         information technology solutions;

•         organizational planning and the management of the Company’s culture, knowledge and quality control; and

•         corporate security.

Article 23    The Chief Financial, Investor Relations and Control of Holdings Officer shall be responsible for:

I        managing the matters related to the economic, financial, budget, tax, accounting, investment and asset management and planning of the Company and to its investor relations with Capital Markets regulatory and controlling bodies;

II       promoting and coordinating market, tariff, price and discount studies related to the company’s purchase and selling of products and services as well as for issuing a set of guidelines connected with energy trade;

III   representing the Company in its relation with the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM), the SEC, shareholders, investors, stock market exchanges, the Central Bank of Brazil and other active bodies or entities in the national and international capital market;

IV   managing and coordinating the Company’s actions before federal, state and municipal regulatory and inspection bodies related to matters of its interest; and

V     managing and coordinating the matters related to the Company’s acquisition and management of stakes in other companies.

Article 24    The Chief Legal Officer shall be responsible for:

I        managing and coordinating the legal counseling of the activities and businesses of the Company as well as for defending judicially its interests;

II       approving the opinions and declarations issued by the lawyers of the company;

III      appointing a lawyer or another employee to be designated by the CEO to represent the Company in court, so as to give testimony, in compliance with the provisions of paragraph 4 of article 20 of this Bylaw;

IV      defining the hiring of independent lawyers, lawyers’ offices, jurists and experts to defend the Company’s interests in specific suits in which it is involved as well as to make studies, give opinions and issue technical reports to be used in court or outside.

Article 25    The Chief Distribution Officer shall be responsible for:

I        managing and coordinating the subjects related to the research, studies, technical planning, construction, operation and the maintenance of the energy distribution system as well as to customer services, the provision of services to the captive market and to the exploitation of products and services related to the distribution of power;

II       promoting and coordinating forecast studies on the increase of the power market, the  amount of energy to be acquired in power market bids, the transmission use-of-system charges and on the national energy balance as well as for promoting actions for the electric power trade in the distribution segment;

III      managing the activities and coordinating the research, the technical planning, the expansion, the concept, operation and maintenance of the power transport and transformation systems of the connection grid;

IV      planning and carrying out energy efficiency programs.

Article 26    The Chief Engineering Officer shall be responsible for:

I        managing the activities and coordinating the subjects related to the research, studies, technical planning, expansion, the concept and the construction of power generation and transmission systems;

II       coordinating and promoting the studies and the implementation of new business opportunities - with or without association with third parties - aligned with the corporate strategies as well as for choosing strategic partnerships for such undertakings;

III      coordinating and fostering research and development in all areas of the Company as well as the development of projects on non-conventional technologies and alternative sources of energy;

IV      coordinating the carrying out of services to third parties by the Company in the fields mentioned in the previous items;

V       compiling the State of Paraná energy balance.

Article 27    The Chief Power Generation & Transmission and Telecommunications Officer shall be responsible for:

I        managing the activities and coordinating the subjects related to the operation and to the maintenance of the Company’s power generation & transmission systems;

II       managing the activities and coordinating the subjects related to the research, studies, technical planning, construction, operation and maintenance of telecommunications and corporate customer services;

III      coordinating the implementation of services to third parties by the Company in the fields mentioned in the previous items.

Article 28    The Chief Environment & Corporate Citizenship Officer shall be responsible for:

I        coordinating, developing, implementing  and monitoring the activities related to the environment and social responsibility in the Company;

II       coordinating corporate activities or matters related to the Company’s social and environmental performance, studies and programmes;

III     coordinating corporate activities or matters related to the Company’s social and community development initiatives and to the promotion and non-violation of Human Rights; and

IV     representing the Company in its relationship with public and private entities and bodies to discuss social and environmental issues.

Section IV -       Common Rules Applicable to Members of the Board of Directors and to Officers

Article 29    The officers shall submit a statement of private property at the beginning and at the end of their term of office in compliance with the law.

Article 30    The remuneration of the officers shall be established annually by the Annual Shareholders’ Meeting and may be changed upon decision by an Extraordinary Shareholders’ Meeting.

Chapter IV - The Audit Committee

Article 31    The Company shall have an Audit Committee composed of five members and five alternates, who may or may not be shareholders, elected annually at the Shareholders’ Meeting.

Article 32    The Audit Committee shall operate permanently and shall meet whenever called by its Chairman.

Sole paragraph:    The Chairman of the Audit Committee shall be elected by his peers.

Article 33    The remuneration of the Audit Committee members shall be established at the Shareholders’ Meeting which elects them, provided the legal minimum required is met.

Article 34    The Audit Committee shall operate in compliance with the obligations and functions, duties and responsibilities provided for in the law.

Chapter V - The Shareholders’ Meeting

Article 35    The Shareholders’ Meeting shall be composed of the shareholders duly called with observance of the required legal quorum, who shall sign the Attendance Book, all in compliance with further provisions in the law.

Article 36    The Annual Shareholders’ Meeting shall be held every year during the first four months at a place, day and time previously set in accordance with legal provisions. Extraordinary Shareholders’ Meetings may be called whenever necessary.

Sole paragraph     The Shareholders’ Meeting shall be opened by the Chairman of the Board of Directors or, in case of his or her absence or impediment, by another Board member, and presided over by the Chief Executive Officer of the Company, or by a shareholder appointed at that time by his or her peers. The Chairman of the Meeting shall select from those present one or two shareholders to compose the Meeting board and act as secretaries.

Article 37    A shareholder may be represented by an attorney who meets the legal requirements.

Article 38    The minimum notice for a Shareholders’ Meeting shall be thirty days. Should there be no quorum for its opening, there shall be a second calling at least eight days prior to the meeting, pursuant to notice in the press. The agenda for the meeting shall be made available to the shareholders on the date of its calling.

Article 39    The quorum required for the installation and passing of resolutions at Shareholders’ Meetings shall be the one established by the current legislation.

Chapter VI - The Financial Year

Article 40    Every year, on December 31, the Company shall close its financial year and, by then, the Annual Balance sheet and other financial statements required by law shall be prepared. As to the proceeds, the following rules shall be observed:

I        before any sharing, the accrued losses and provision for income tax shall be deducted from the gross profit ascertained during the year;

II       five percent of the net profit ascertained during the year shall be used to form the Legal Reserve, which may not exceed twenty percent of the share capital;

III      the interest upon works in progress resulting from investments made by the use of the Company's own capital may be entered as a special reserve;

IV      other reserves may be formed by the Company according to legal provisions and up to the limits established by law.

Paragraph 1          The shareholders are entitled to receive every year, under a mandatory distribution of dividends, twenty-five percent of the net profit duly adjusted, as provided for in article 202 and its paragraphs, of Law No. 6,404/76, and determined as set forth in article 6 and its paragraphs, of this Bylaw.

Paragraph 2          The distribution of dividends shall not be mandatory in a financial year in which the management bodies notify the Annual Shareholders’ Meeting that its payment would be incompatible with the financial circumstances of the Company, regardful of the Audit Committee's opinion.

Paragraph 3          The profits that are not distributed by virtue of the provisions of paragraph 2 shall be attributed to a special reserve and, if they are not absorbed by losses in subsequent financial years, they shall be paid as soon as the financial standing of the Company permits such payment.

Paragraph 4          Every year, by April 30 and in compliance with the current legislation, the management bodies' statements relating to the preceding financial year shall be submitted to the State's Audit Court.

Article 41    The Company may prepare balance sheets with respect to the first six months of a fiscal year and the management bodies may advance the distribution of interim dividends "ad referendum" of the Shareholders’ Meeting.

Chapter VII - General and Transitional Provisions

Article 42    The dissolution and liquidation of the Company shall be carried out according to resolutions passed at a Shareholders’ Meeting and in compliance with the provisions in the law.

Article 43    In the event of stockholders withdrawing from participation in the corporation or the Company ceasing to go public, the amount payable to stockholders that have the right of withdrawal, as set in the law, as a reimbursement for their shares, shall correspond to their economic value, to be defined according to the valuation procedures of Law no. 6,404/76, whenever the mentioned amount is inferior to its equity value.

Article 44    Given the Company’s reunification process, the meetings of the Executive Board of the wholly-owned subsidiaries shall be of a merely formal character and shall mandatorily reflect previous decisions of the Executive Board of Companhia Paranaense de Energia - Copel.

Amendments to the Corporate Bylaw

The original text of COPEL Bylaws has undergone several amendments. Its first filing at the Commercial Registry of the State of Paraná took place under No. 17,340 on June 16, 1955, having been published in the Official Newspaper of the State of Paraná on June 25, 1955. References on those amendments are listed hereunder.

Minutes of SM of	Commercial Registry File No. Date		Published in the ONS - PR on
09.09.1969	83.759	10.01.1969	10.08.1969
08.21.1970	88.256	09.04.1970	09.14.1970
10.22.1970	88.878	11.05.1970	11.16.1970
04.28.1972	95.513	05.24.1972	05.30.1972
04.30.1973	101.449	08.15.1973	08.28.1973
05.06.1974	104.755	05.21.1974	06.05.1974
12.27.1974	108.364	02.07.1975	02.21.1975
04.30.1975	110.111	06.03.1975	06.18.1975
03.26.1975	114.535	04.29.1976	05.10.1976
02.15.1978	123.530	02.28.1978	03.08.1978
08.14.1979	130.981	11.09.1979	11.20.1979
02.26.1980	132.253	03.25.1980	04.16.1980
10.30.1981	139.832	12.01.1981	12.18.1981
05.02.1983	146.251	05.31.1983	06.14.1983
05.23.1984	150.596	07.26.1984	08.28.1984
12.17.1984	160.881	01.17.1985	02.11.1985
06.11.1985	162.212	07.01.1985	07.18.1985
01.12.1987	166.674	02.13.1987	02.26.1987
03.18.1987	166.903	04.07.1987	05.08.1987
06.19.1987	167.914	07.02.1987	07.14.1987
02.22.1994	18444,7	02.28.1994	03.17.1994
08.22.1994	309,0	09.20.1994	10.06.1994
02.15.1996	960275860	02.27.1996	03.06.1996
10.18.1996	961839597	10.29.1996	11.06.1996
07.10.1997	971614148	07.18.1997	07.22.1997
03.12.1998	980428793	04.01.1998	04.07.1998
04.30.1998	981597050	05.06.1998	05.12.1998
05.25.1998	981780954	05.28.1998	06.02.1998
01.26.1999	990171175	02.05.1999	02.11.1999
03.25.1999	990646483	04.14.1999	04.23.1999
03.27.2000	000633666	03.30.2000	04.07.2000
08.07.2001	20011994770	08.14.2001	08.27.2001
12.26.2002	20030096413	01.29.2003	02.10.2003
02.19.2004	20040836223	03.08.2004	03.19.2004
06.17.2005	20052144879	06.23.2005	07.05.2005
01. 11.2006	20060050632	01.20.2006	01.25.2006
08.24.2006	20063253062	08.30.2006	09.11.2006
07.02.2007	20072743441	07.04.2007	07.27.2007
04.18.2008	20081683790	04.25.2008	05.27.2008
03.13.2009	20091201500	13.03.2009	31.03.2009

Changes In The Capital Stock (Article 4)

Initial capital stock, on 03.28.1955: Cr$ 800,000,000.00

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE NO. DATE	MINUTES in ONS PR of
10.01.1960	1,400,000,000.00	26.350 - 10.13.1960	10.14.1960
04.16.1962	4,200,000,000.00	31.036 - 05.03.1962	05.26.1962
11.11.1963	8,000,000,000.00	37.291 - 11.28.1963	12.02.1963
10.13.1964	16,000,000,000.00	50.478 - 10.23.1964	10.31.1964
09.24.1965	20,829,538,000.00	65.280 - 10.15.1965	10.18.1965
10.29.1965	40,000,000,000.00	65.528 - 11.12.1965	11.18.1965
09.20.1966	70,000,000,000.00	70.003 - 10.11.1966	10.18.1966[3]
	NCr$
10.31.1967	125,000,000.00	74.817 - 12.01.1967	12.07.1967
06.17.1968	138,660,523.00	77.455 - 06.27.1968	07.13.1968
11.27.1968	180,000,000.00	79.509 - 12.10.1968	12.20.1968
06.06.1969	210,000,000.00	82.397 - 07.11.1969	08.05.1969
10.13.1969	300,000,000.00	84.131 - 10.30.1969	11.03.1969
12.03.1969	300,005,632.00	84.552 - 12.16.1969	12.30.1969
04.06.1970	332,111,886.00	86.263 - 05.14.1970	06.09.1970
	Cr$
11.24.1970	425,000,000.00	89.182 - 12.11.1970	12.18.1970
12.18.1970	500,178,028.00	89.606 - 02.04.1971	02.17.1971
07.31.1972	866,000,000.00	97.374 - 09.21.1972	10.04.1972
04.30.1973[4]	867,934,700.00	101.449 - 08.15.1973	08.28.1973
08.31.1973	877,000,000.00	102.508 - 11.09.1973	11.21.1973
10.30.1973[5]	1,023,000,000.00	103.387 - 01.25.1974	02.11.1974
05.30.1974	1,023,000,010.00	105.402 - 06.21.1974	06.27.1974
12.27.1974	1,300,000,000.00	108.364 - 02.07.1975	02.21.1975
04.30.1975	1,302,795,500.00	110.111 - 06.13.1975	06.18.1975
12.22.1975	1,600,000,000.00	113.204 - 01.15.1976	02.13.1976
03.26.1976	1,609,502,248.00	114.535 - 04.29.1976	05.10.1976
12.17.1976	2,100,000,000.00	118.441 - 01.14.1977	02.04.1977
08.29.1977	3,000,000,000.00	122.059 - 10.14.1977	10.25.1977
11.16.1977	3,330,000,000.00	122.721 - 12.13.1977	01.12.1978
04.28.1978	3,371,203,080.00	125.237 - 07.06.1978	07.20.1978
12.14.1978	4,500,000,000.00	127.671 - 01.19.1979	03.06.1979
03.05.1979	5,656,487,659.00	128.568 - 05.04.1979	05.17.1979
04.30.1979	5,701,671,254.00	129.780 - 07.24.1979	08.14.1979
09.24.1979	8,000,000,000.00	130.933 - 11.05.1979	11.23.1979

3 Rectified by ONS PR on June 5, 1967

4 Ratified by SSM on August 7, 1973, published in ONS PR on August 23, 1973

5 Ratified by SSM on December 21, 1973, published in ONS PR on February 1, 1974

Changes In The Capital Stock (Article 4)

SM of	NEW CAPITAL - Cr$	C.R.S.P. FILE NO. DATE	MINUTES in ONS PR of
03.27.1980	10,660,296,621.00	133.273 - 06.17.1980	06.27.1980
04.29.1980	10,729,574,412.00	133.451 - 06.27.1980	07.16.1980
10.16.1980	11,600,000,000.00	135.337 - 12.02.1980	01.20.1981
04.30.1981	20,000,000,000.00	137.187 - 05.19.1981	05.29.1981
10.30.1981	20,032,016,471.00	139.832 - 12.01.1981	12.18.1981
04.30.1982	37,073,740,000.00	141.852 - 06.01.1982	06.17.1982
10.29.1982	39,342,000,000.00	144.227 - 12.14.1982	12.29.1982
03.14.1983	75,516,075,768.00	145.422 - 04.12.1983	05.10.1983
05.02.1983	80,867,000,000.00	146.251 - 05.31.1983	06.14.1983
09.01.1983	83,198,000,000.00	148.265 - 10.25.1983	12.09.1983
04.10.1984	205,139,191,167.00	150.217 - 06.15.1984	07.17.1984
04.10.1984	215,182,000,000.00	150.217 - 06.15.1984	07.17.1984
10.05.1984	220,467,480,000	160.412 - 11.08.1984	11.27.1984
03.25.1985	672,870,475,837	161.756 - 05.21.1985	06.11.1985
03.25.1985	698,633,200,000	161.756 - 05.21.1985	06.11.1985
09.18.1985	719,093,107,000	163.280 - 11.14.1985	11.27.1985
	Cz$
04.25.1986	2,421,432,629.00	164.815 - 06.11.1986	06.30.1986
10.23.1986	2,472,080,064.00	166.138 - 11.06.1986	11.14.1986
03.18.1987	4,038,049,401.49	166.903 - 04.07.1987	05.08.1987
03.18.1987	4,516,311,449.87	166.903 - 04.07.1987	05.08.1987
09.18.1987	4,682,539,091.91	168.598 - 10.06.1987	10.16.1987
04.14.1988	18,772,211,552.10	170.034 - 05.06.1988	05.25.1988[6]
04.14.1988	19,335,359,578.00	170.034 - 05.06.1988	05.25.1988
06.14.1988	19,646,159,544.00	170.727 - 07.11.1988	07.20.1988
04.25.1989	174,443,702,532.00	172.902 - 05.26.1989	07.06.1989
	NCz$
04.25.1989	182,848,503.53	172.902 - 05.26.1989	07.06.1989
06.26.1989	184,240,565.60	17.337,4 - 07.12.1989	07.21.1989
	Cr$
03.30.1990	2,902,464,247.10	175.349 - 05.02.1990	05.09.1990
03.30.1990	3,113,825,643.60	175.349 - 05.02.1990	05.09.1990
05.25.1990	3,126,790,072.52	176.016 - 07.10.1990	08.09.1990
03.25.1991	28,224,866,486.42	17.780,9 - 04.26.1991	05.23.1991
03.25.1991	30,490,956,176.38	17.780,9 - 04.26.1991	05.23.1991
05.23.1991	30,710,162,747.26	17.833,7 - 06.18.1991	06.27.1991
04.28.1992	337,561,908,212.47	18.061,7 - 06.08.1992	07.06.1992
04.28.1992	367,257,139,084.96	18.061,7 - 06.08.1992	07.06.1992
06.25.1992	369,418,108,461.33	18.089,9 - 07.09.1992	07.17.1992
04.01.1993	4,523,333,257,454.10	18.255,3 - 04.29.1993	05.20.1993
04.01.1993	4,814,158,615,553.95	18.255,3 - 04.29.1993	05.20.1993
06.15.1993	4,928,475,489,940.95[7]	18.313,9 - 07.13.1993	08.24.1993

6 Rectification in ONS No. 2780 of May 27, 1988

7 Due to Provisional Executive Act No. 336, dated July 28, 1993, which changed the national currency, as of August 1, 1993, the company capital is registered in "cruzeiros reais" (CR$ 4,928,475,475.41 as of the last date)

Changes In The Capital Stock (Article 4)

		C.R.S.P.			MINUTES in
SM of	NEW CAPITAL - CR$	FILE NO.		DATE	ONS PR of
04.26.1994	122,158,200,809.21[8]	18.478,1	-	05.10.1994	06.08.1994
	R$
04.25.1995	446,545,229.15	9,5069647,1	-	05.18.1995	06.19.1995
04.23.1996	546,847,990.88	960710000	-	05.07.1996	05.15.1996
07.29.1997	1,087,959,086.88[9]	971614130	-	07.30.1997	08.01.1997
08.07.1997	1,169,125,740.56[9]	971761671	-	08.12.1997	08.15.1997
03.12.1998	1,225,351,436.59	980428793	-	04.01.1998	04.07.1998
03.25.1999	1,620,246,833.38	990646483	-	04.14.1999	04.23.1999
12.26.2002	2,900,000,000.00	20030096413	-	01.29.2003	02.10.2003
04.29.2004	3,480,000,000.00	20041866290	-	06.07.2004	06.18.2004
04.27.2006	3,875,000,000.00	20061227897	-	05.09.2006	05.24.2006
04.27.2007	4,460,000,000.00	20071761462	-	05.15.2007	05.29.2007
27.04.2010	6.910.000.000,00	20105343960	-	06.05.2010	13.05.2010

8 Due to Provisional Executive Act No. 542, dated June 30, 1994, which changed the national currency, as of July 1, 1994, the capital is entered in "reals" (R$ 44,421,146.54 as of last date)
9 Change in the capital stock authorized by the Board of Directors

Law No. 1,384/53

ABRIDGEMENT:    This law institutes the Electrification Fund and
provides for further measures.

(...)

Article 9 - It is incumbent upon the Executive Power in the State the incorporation of mixed-capital companies for the construction and exploitation of electric power generating plants, as well as the participation in them.

Sole Paragraph*: The company incorporated in compliance with the provisions in this article may also, by itself, through other public concessionaires in which it already holds shares, or concerns in which it may participate, provided the government is the major shareholder in any of them, pursue the objects of:

(a)   researching and studying, technically and economically, any sources of energy;

(b)   researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;

(c)   studying, planning, designing, constructing, and operating dams and their reservoirs, as well as further undertakings for the multiple uses of water resources;

(d)     providing information and technical assistance services regarding the rational use of energy by business undertakings for implementing and developing economic activities deemed relevant to the development of the State.

(e)** implementing electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company and the State of Paraná, being for such aims and for the aims set forth in “b” and “c” above authorized to join consortia or concerns with private companies, holding either major or minor stakes in them.

(...)

Curitiba, November 10, 1953

BENTO MUNHOZ DA ROCHA NETO

Eugênio José de Souza

Rivadávia B. Vargas

* Sole Paragraph appended by Law 7,227 of October 22, 1979, published in the first page of the Official Newspaper of the State of Paraná No. 661 of October 24, 1979.

** Item “e” appended by Law 11,740 of June 19, 1997, published in the first page of the Official Newspaper of the State of Paraná no. 5,027 of June 19,1997.

Decree No. 14,947/54*

ABRIDGEMENT:    This decree rules on the incorporation of Companhia
Paranaense de Energia Elétrica - COPEL, and provides for further measures.

The Governor of the State of Paraná using the powers granted to him, and under the authorization provided for in law No. 1384, of November 10, 1953, hereby decrees:

Article 1 - Companhia Paranaense de Energia Elétrica is incorporated with the object of planning, constructing, and exploiting systems of production, transmission, transformation, distribution, and sale of electric power and related services by itself or by means of concerns which it may organize, or in which it may participate.

Article 2 - The capital stock of the company shall be Cr$ 800,000,000.00 (eight hundred million cruzeiros~~) of which up to 40% may be represented by preferred shares with no voting rights.~~ (Repealed as Decree No 3309 of 25 July 1997, published in ONS PR No 5053 of 25.07.1997.)

Article 3 - The State shall subscribe at least 60% of the share capital.

Article 4 - The State shall dispose of funds ascertained from the Electrification Fund, created by Law No. 1.384 of November 10, 1953, in order to pay up share capital. It may also incorporate into the company's property the total or part of the fixed assets and other assets used for production, transmission, and distribution of electric power under State control.

Article 5 - The corporation shall be ruled by the Bylaw approved in the act of its incorporation.

Article 6 - On behalf of the State, the Governor shall name his representative to perform the acts required  for  the incorporation of the company.

Article 7 - This decree shall come into effect on the date of its publication, all provisions to the contrary being hereby revoked.

Curitiba, October 26, 1954; 133rd year of Independence, 66th year of the Republic.

Signed:     BENTO MUNHOZ DA ROCHA NETO

                 ANTÔNIO JOAQUIM DE OLIVEIRA PORTES

* Published in the Official Newspaper of October 27, 1954

Decree No. 37,399*

ABRIDGEMENT:  This decree grants COPEL authorization to operate as an electric power utility.

The President of the Republic, making use of the powers granted to him by article 87, paragraph 1, of the Constitution, and in accordance with the provisions of Decree No. 938, article 1, of December 8, 1938, and regarding the petition submitted by Companhia Paranaense de Energia Elétrica - COPEL, hereby decrees:

Article  1 - Authorization is  granted to  Companhia  Paranaense de Energia Elétrica - COPEL, with head office in Curitiba, Paraná, to operate as an electric power utility in accordance with the provisions of

Decree No. 938 of December 8, 1938, jointly with Decree-Law No. 2627 of September 26, 1940; COPEL shall be bound to meet all requirements of the Water Code (Decree No. 24643 of July 10, 1934), as well as subsequent laws and regulations, subject to rescission of this act.

Article  2 - This Decree shall come into effect on the date of its publication.

Article  3 - All provisions to the contrary are hereby revoked.

Rio de Janeiro, May 27, 1955; 134th year of Independence and 67th year of the Republic

Signed:     JOÃO CAFÉ FILHO

                 MUNHOZ DA ROCHA

*Published in the Official Newspaper No. 128 of June 4, 1955